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                                                                    EXHIBIT 99.6

                      FEDERAL DEPOSIT INSURANCE CORPORATION

                             WASHINGTON, D.C. 20006

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) April 21, 2003

                               PACIFIC UNION BANK
                               ------------------
             (Exact name of registrant as specified in its charter)

           CALIFORNIA                        N/A                 95-2888370
           ----------                        ---                 ----------
  (State or other jurisdiction      (Commission file No.)     (I.R.S. Employee
of incorporation or organization)                            Identification No.)

            3530 WILSHIRE BLVD., #1800, LOS ANGELES, CALIFORNIA 90010
            ---------------------------------------------------------
                    (Address of principal executive offices)
                                   (Zip code)

                                 (213) 385-0909
                                 --------------
               (Registrant's telephone number including area code)

  (Former name or former address, if changed since last report) Not applicable

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ITEM 5. OTHER EVENTS

Mr. Woon Seok Hyun has announced his intention to resign as the Bank's Chief Executive Officer, President, and Director. His resignation will be effective as of May 22, 2003. Mr. Hyun has served as the Bank's CEO since May 2001.

Under Mr. Hyun's leadership, total assets grew to $1.0 billion at April 10, 2003 from $805.8 million at March 31, 2001. Total loans increased to $733.8 million at April 10, 2003 from $498.2 million at March 31, 2001. Asset quality remained strong during this period, despite a very difficult economic environment. He focused on increasing low cost deposits and improved the deposit mix at the Bank.

During this period, the Bank was included in the Russell 3000 index for the first time, and was selected as a Top 25 Los Angeles County-Based Bank. Mr. Hyun also implemented an ongoing strategic planning process. The Board expresses its appreciation for Mr. Hyun's service and accomplishments.

As previously reported, the Board had formed a CEO Search Committee as part of an effort to "localize" the CEO position. The Search Committee is actively seeking potential qualified candidates. In light of Mr. Hyun's resignation, the Board has selected an independent Director, Mr. David Warner, to serve as an Interim CEO, subject to FDIC non-disapproval, from the effective date of Mr. Hyun's resignation until a permanent CEO is appointed.

Mr. Warner has in excess of eight years of experience in the banking community in Seoul, Korea. He was selected as Deputy President and Chief Financial Officer of Seoul Bank in Seoul, Korea as part of its reorganization team. He also served as Advisor/Director of the Korea Development Bank and was Country Manager for the First National Bank of Chicago.

Mr. Warner has extensive experience in the Financial Services Industry as well. He has approximately 30 years of experience including leadership positions with the First National Bank of Chicago in the United States, Hong Kong, Korea, and other Asian countries. He also spent a number of years in Hong Kong with ChinaVest Limited, managing investments in their venture capital portfolio and evaluating investment opportunities.

Pacific Union Bank has benefited from Mr. Warner's varied experience and financial expertise since May 2002, when he joined the Bank as an independent Director. As a Director, he has actively participated in setting the Bank's strategic direction and initiatives and has been an instrumental member of the Audit Committee. Given his unique background, the Board believes that Mr. Warner will make a significant contribution to the Bank in his tenure as Interim CEO.

Pacific Union Bank is a California state-chartered commercial bank headquartered in Los Angeles, California, which commenced operations in September 1974. The Bank's primary market includes the greater Los Angeles metropolitan area, Orange County, Santa Clara County and the San Francisco metropolitan area. Through its network of 12 full-service branch offices, and a loan production office in Seattle, Washington, the Bank provides a wide range of commercial and consumer banking services to the Korean-American communities. The Bank's primary focus is on its core customer base of small and medium-sized Korean-American businesses, professionals and other individuals. The Bank places a particular emphasis on the growth of its low cost core-deposit base and the origination of commercial and residential real estate loans. For additional information, visit the web site for Pacific Union Bank located at www.pacificunionbank.com.

This release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. The words "believe," "estimate," "expect", "intend," anticipate" and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates, which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (c)      EXHIBITS

                  99.1 Press release concerning earnings for March 31, 2003 calendar quarter

ITEM 12. DISCLOSURE OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

         On April 21, 2003 the Bank issued an earnings release concerning its results of operations and financial condition as of and for the calendar quarter ended March 31, 2003. A copy of the release is attached as Exhibit 99.1.

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                                  EXHIBIT INDEX

Exhibit No.                            Description                          Page
-----------                            -----------                          ----
    99.1     Press release concerning earnings for March 31, 2003 calendar quarter.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       Pacific Union Bank

Dated: April 22, 2003                  By: /s/ Dianne Kim
                                           --------------
                                           Dianne Kim, Senior Vice President
                                             and Chief Financial Officer